Exhibit 10.1

INDYMAC BANCORP, INC.
SENIOR MANAGER DEFERRED COMPENSATION PLAN
Effective December 5, 2006

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		Page #
ARTICLE X — MISCELLANEOUS		9
Section 10.1	Liability of the Plan Sponsor and Company; Nature of Obligation	9
Section 10.2	Right of Set-Off	9
Section 10.3	No Guarantee of Employment	9
Section 10.4	Benefits Not Assignable	9
Section 10.5	Severability	9
Section 10.6	Tax Withholding	9
Section 10.7	Headings	9
Section 10.8	Governing Law	10

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ARTICLE I
PURPOSE OF PLAN
     The purpose of the IndyMac Bancorp, Inc. Senior Manager Deferred Compensation Plan is to provide for the deferral of Cash Incentive Awards granted to eligible key employees of IndyMac Bancorp, Inc. and certain of its affiliates. It is intended that such purposes of the Plan will (i) assist the Company in attracting and retaining such key employees; (ii) motivate key employees to achieve long-range goals of the Company; (iii) provide benefits to Participants which are competitive with the benefits provided by similar companies; and (iv) further identify Participants’ interests with those of the Company’s other stockholders in those instances in which awards are credited under the Plan in the form of Stock.
     The Plan has been established primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company and is intended to qualify under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Company shall make contributions to a Trust for purposes of defraying the cost of payments which become due under the Plan, but the Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.
ARTICLE II
DEFINITIONS
     Section 2.1 Definitions. Whenever used in this instrument the following terms shall have the following respective meanings set forth in this Section 2.1:
     “Beneficiary” means the person designated, or deemed designated, by the Participant pursuant to Article VII who will receive payments as provided under the Plan in the event of the Participant’s death.
     “Cash Incentive Award” means a Cash Incentive Award issued under the IndyMac Bancorp, Inc. 2002 Incentive Plan, as Amended and Restated, or such other incentive plan as the Plan Sponsor may maintain from time to time, and designated by the Committee for deferral pursuant to this Plan.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Committee” means the Management Development and Compensation Committee of the Board of Directors of the Plan Sponsor; provided, however, that the Management Development and Compensation Committee may delegate some or all of its specified authority and responsibilities under the Plan to the Employee Benefits Fiduciary Committee of the Plan Sponsor, and following any such delegation, the term “Committee” when used in the Plan shall include the Employee Benefits Fiduciary Committee in such capacity. The Committee shall be responsible for administering and operating the Plan in accordance with Article VI.
     “Company” means IndyMac Bancorp, Inc. and any affiliate which has been designated for inclusion in the Plan.

     “Deferral Account” means the deferred compensation account maintained for a Participant pursuant to Article IV, comprised of the Participant’s Interest Earning Sub-Account and Stock Earning Sub-Account.
     “Deferral Date” means, with respect to a Cash Incentive Award for a particular Service Period, a date approved by the Committee on or before March 15th of the calendar year following the Service Period.
     “Effective Date” means December 5, 2006.
     “Election Period” means, with respect to a particular Service Period, a specified election period determined by the Committee (and communicated to Eligible Individuals and Participants) that ends no later than December 31 of the calendar year preceding such Service Period.
     “Eligible Individual” means any employee or officer of the Company who has attained a position in the Company of senior manager.
     “Interest Earning Sub-Account” means, with respect to a Participant, a sub-account that is credited, at the Participant’s election, with a specified portion of the Participant’s Cash Incentive Award and allocable interest calculated pursuant to Section 4.2.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Investment Election” means an irrevocable election made by a Participant with regard to the allocation of a Cash Incentive Award into the Interest Earning Sub-Account and/or the Stock Earning Sub-Account pursuant to Section 3.4.
     “Participant” means an Eligible Individual who has been selected for participation in the Plan and has made a Payment Election and Investment Election pursuant to Section 3.1.
     “Payment Election” means an irrevocable election made by a Participant with regard to the deferred payment date of a Cash Incentive Award pursuant to Section 3.4.
     “Plan” means the IndyMac Bancorp, Inc. Senior Manager Deferred Compensation Plan, as set forth herein and as amended from time to time.
     “Plan Sponsor” means IndyMac Bancorp, Inc. and its successors and assigns.
     “Plan Year” means the calendar year.
     “Separation from Service” means a termination from employment with the Company that constitutes a “separation from service” within the meaning of Section 409A of the Code and regulations thereunder.
     “Service Period” means the calendar year or years during which a Participant earns a Cash Incentive Award by performing services for the Company.

     “Specified Employee” has the meaning assigned to such term in Code Section 409A(2)(b)(i) and regulations thereunder.
     “Stock” means common stock of the Plan Sponsor.
     “Stock Earning Sub-Account” means, with respect to a Participant, a sub-account which is credited, at the Participant’s election, with a specified portion of the Participant’s Cash Incentive Award that is invested in shares of Common Stock pursuant to Section 4.3.
     “Trust” means the grantor trust subject to Subtitle A, Chapter 1, Subchapter J, Subpart E of the Code, established in order to provide cash and shares of Common Stock for purposes of paying deferred amounts due from Participants’ Deferral Accounts.
     “Trustee” means the person or entity appointed to act as trustee with respect to the Trust.
     “Vesting Date” has the meaning assigned to such term in Section 3.3.
     Section 2.2 Rules of Construction.
          (a) Meaning of Terms. Unless the context otherwise requires (i) a term shall have the meaning assigned to it in Section 2.1; (ii) all references to “Section” and “Article” shall be to sections and articles of this instrument; (iii) words in the singular shall include the plural, and vice-versa; and (iv) words in the masculine gender shall include the feminine and neuter, and vice-versa.
          (b) Compliance with Section 409A. The Plan and its operation are intended to comply with the requirements of Section 409A of the Code and the regulations and other guidance issued thereunder, as in effect from time to time. To the extent a provision of the Plan is contrary to or fails to address the requirements of Section 409A of the Code, the Plan shall be construed and administered as necessary to comply with such requirements.
ARTICLE III
ELIGIBILITY; AWARDS; ELECTIONS
     Section 3.1 Eligibility. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time from among the Eligible Individuals, those persons whose Cash Incentive Awards will be deferred pursuant to this Plan. An Eligible Individual who is so designated shall become a “Participant” in the Plan upon making a Payment Election and Investment Election. Once an Eligible Individual becomes a Participant, he or she shall continue to be a Participant until all cash amounts and shares of Stock credited to his or her Deferral Account have been paid pursuant to the Plan.
     Section 3.2 Cash Incentive Awards. For each Service Period, the Committee shall calculate the amount of the Cash Incentive Award earned by the Participant. Such calculation shall be made and the actual amount of the earned Cash Incentive Award allocated to the Plan no later than the corresponding Deferral Date.

     Section 3.3 Vesting of Awards. With respect to each separate Cash Incentive Award, a Participant shall become vested in such award pursuant to satisfaction of the vesting conditions established by the Committee at the time of grant of the Cash Incentive Award (the date of such vesting being referred to herein as the “Vesting Date”).
     Section 3.4 Deferrals.
          (a) Automatic Deferrals. The entire amount of any Cash Incentive Award designated for deferral pursuant to the Plan shall be automatically deferred, and shall be paid on or following the Vesting Date for such Cash Incentive Award in accordance with the Payment Election and Investment Election of the Participant which is in effect with respect to such Cash Incentive Award.
          (b) Effect of Payment and Investment Elections. During the Election Period preceding a Service Period, a Participant shall be required to make a Payment Election and an Investment Election with respect to the Cash Incentive Award granted to the Participant for such Service Period. The Payment Election shall constitute an irrevocable election by a Participant, and an express authorization to the Company, to defer the receipt of a Cash Incentive Award otherwise payable to the Participant until a specified date, or until the occurrence of an event which the Committee has determined is a permitted event upon which payment may be made. The Investment Election of a Participant shall also be irrevocable and shall specify (in increments of twenty-five percent (25%)), the amount of the Cash Incentive Award to be allocated to the Participant’s Interest Earning Sub-Account and Stock Earning Sub-Account.
          (c) Initial Elections. Notwithstanding Section 3.4(b), during 2006 a Participant may make an initial Payment Election and Investment Election during the thirty (30) day period (or such shorter period as the Committee shall determine) following the Effective Date, which election shall apply to Cash Incentive Award granted to the Participant in 2007. In addition, an Eligible Individual who becomes a Participant during a particular calendar year may make an initial Payment Election and Investment Election during the thirty (30) day period following the date he or she becomes an Eligible Individual, which election shall apply to the Cash Incentive Award granted to the Participant for the calendar year in which the Eligible Individual is selected for participation.
          (d) Default Elections. If a Participant fails to make a Payment Election or Investment Election with respect to a particular Cash Incentive Award, the most recent Payment Election or Investment Election (as applicable) made by the Participant shall be deemed to remain in effect for such Cash Incentive Award.
ARTICLE IV
ESTABLISHMENT AND MAINTENANCE OF ACCOUNTS
     Section 4.1 Maintenance of Accounts. The Committee shall cause a separate Deferral Account to be established and maintained under the Trust for each Participant and, within each such Deferral Account, a separate Interest Earning Sub-Account and Stock Earning Account. References herein to a Participant’s “Deferral Account” shall refer to the Participant’s Interest Earning Sub-Account and Stock Earning Sub-Account in the aggregate. A Participant’s Interest Earning Sub-Account and Stock Earning Sub-Account shall be charged, as applicable, with any distributions from the respective sub-accounts on the date such distributions are made.

     Section 4.2 Interest Earning Sub-Account. A Participant’s Interest Earning Sub-Account shall be credited with the portion of the Participant’s Cash Incentive Award which he or she elects to have allocated to such sub-account pursuant to his or her Investment Election. Such interest shall be credited commencing on the date the sub-account is established and ending on the date of payment of the full account balance of such sub-account. Interest on a particular Cash Incentive Award shall be credited commencing with the corresponding Deferral Date. Such interest shall be credited at a rate that is set annually by the Committee and communicated in writing to Participants prior to the beginning of the calendar year for which the rate will be in effect, and such interest shall be compounded annually. Interest shall be credited on the balance in an Interest Earning Sub-Account until all amounts credited to such sub-account have been paid.
     Section 4.3 Stock Earning Sub-Account. The Trustee shall, as soon as practicable following the Deferral Date, apply the aggregate amount of cash that is allocated to Participants’ Stock Earning Sub-Accounts for Cash Incentive Awards deferred on such Deferral Date toward the purchase of a block of shares of Stock. The amount of shares so purchased with respect to any Deferral Date shall be allocated to a Participant (and credited to the Participant’s Stock Earning Sub-Account) in the proportion determined by comparing the amount of the Cash Incentive Award that the Participant elected to allocate to his or her Stock Earning Sub-Account for such Deferral Date to the aggregate amount of Cash Incentive Awards which all Participants elected to allocate to their Stock Earning Sub-Accounts for such Deferral Date. For example, if a Participant elects to defer $1,000 of his or her Cash Incentive Award into his or her Stock Earning Sub-Account and all other Participants elect to defer an aggregate of $9,000 into their Stock Earning Sub-Accounts, the Trustee shall purchase shares of Stock having an aggregate value of $10,000, and the Participant’s Stock Earning Sub-Account shall be allocated one-tenth (1/10) of such shares. Dividends paid with respect to Stock credited to a Participant’s Stock Earning Sub-Account shall be converted to shares of Stock as soon as practicable following the payment of the dividend. Other adjustments or changes to the Stock in general shall be applied to the Stock credited to a Participant’s Stock Earning Sub-Account. No interest will be credited with respect to any balance in a Participant’s Stock Earning Sub-Account.
      Section 4.4 Cash Incentive Awards which Do Not Vest. Notwithstanding any other provision of the Plan to the contrary, in the event all or a portion of a Participant’s Cash Incentive Award does not vest or otherwise lapses pursuant to its terms, the Participant shall forfeit all cash and interest credited or to be credited to his or her Deferral Account and sub-accounts, and all Shares credited or to be credited to his or her Deferral Account and sub-accounts, with respect to such unvested or lapsed portion or award.
     Section 4.5 Account Valuation; Participant Statements. For each Service Period, the Committee shall provide a written statement to each Participant setting forth (i) the amount credited to his or her Interest Earning Sub-Account and the number of shares of Stock credited to his or her Stock Earning Sub-Account (including dividends invested in Stock pursuant to Section 4.3), if any, for the Service Period, (ii) the rate at which interest was credited to his or her Interest Earning Sub-Account and the aggregate amount of interest credited to such sub-account since the last such statement, and (iii) his or her total Deferral Account balance (in cash and Stock) as of a date specified in such statement.

ARTICLE V
DISTRIBUTION OF ACCOUNTS
     Section 5.1 Deferral Period and Method of Payment.
          (a) Election of Deferred Payment Date and Payment Method.
          The deferred payment date elected by a Participant in a Payment Election shall be a specified date that is objectively determinable at the time the election is made. Such deferred payment date shall be no earlier than the Vesting Date of the Cash Incentive Award for the designated Service Period. A Participant shall be permitted to elect a deferred payment date for his or her vested Cash Incentive Awards which is a specified payment date or the date the Participant has a Separation from Service.
          (b) Payment Upon Death. Notwithstanding Section 5.1(a), if a Participant dies before beginning distributions or dies after beginning distributions but before receiving distribution of his or her entire Deferral Account, the remaining balance of his or her Deferral Account shall be distributed in a single lump sum payment to his or her Beneficiary(ies) as soon as practicable but no later than the 15th day of the third calendar month following the year in which the Participant dies.
          (c) Special Rule for Specified Employees. Notwithstanding any provision of the Plan to the contrary, if a Participant who is a Specified Employee experiences a Separation from Service and a payment is required to be made under Section 5.1(a) upon such Separation from Service, the payment otherwise due hereunder shall be delayed until the corresponding date which occurs is six (6) months after the date such Separation from Service occurs.
ARTICLE VI
ADMINISTRATION
     Section 6.1 Authority and Duties of Administrator. The Committee shall be responsible for administering the Plan and shall have sole and absolute discretion to (i) determine the eligibility of employees to participate in the Plan, (ii) interpret, construe and make determinations under the Plan, (iii) establish such rules as may be necessary or appropriate for the administration of the Plan, (iv) maintain or cause the Trustee to maintain Accounts, books and records with respect to the Plan, (v) calculate the amount of Cash Incentive Awards deferred and interest or Stock credited under the Plan, and (vi) take such other action in the administration of the Plan as the Committee deems necessary or appropriate in furtherance hereof. The Committee shall, in good faith, interpret the Plan in such a way as to meet the requirements of Code Section 409A and any regulations and guidance issued thereunder. Any such interpretation, construction or determination made or action taken by the Committee with respect to the Plan shall be conclusive and binding on all persons interested therein.
     Section 6.2 Manner of Taking Action. All actions permitted or required to be taken hereunder by a person who is an Eligible Individual under Section 3.1 or a Participant shall be effective only if such action is taken at the time and in the manner prescribed by the Committee and in accordance with the terms of the Plan. All actions permitted or required to be taken hereunder by the Committee may be taken by a majority of its members at a meeting in person or by telephone, or by unanimous written consent of such members. The Committee may delegate to any one or more of its members authority to individually take any action the Committee is authorized to take hereunder.
     Section 6.3 Plan Expenses. All expenses of administering the Plan shall be borne by the Plan Sponsor.
     Section 6.4 Indemnification of Committee. The Plan Sponsor shall indemnify and save harmless any person serving as a member of the Committee from claims for liability, loss or damage (including payment of expenses in connection with defense against any such claim) which result from such person’s good faith exercise or failure to exercise any responsibilities with respect to the Plan.
     Section 6.5 Claims Procedure.
          (a) Benefit Claims. A Participant (or his or her Beneficiary in the event of the Participant’s death) may file a claim with respect to amounts asserted to be due hereunder by filing a written claim with the Committee specifying the nature of such claim in detail. The Committee shall notify the claimant within sixty (60) days as to whether the claim is allowed or denied, unless the claimant receives written notice from the Committee prior to the end of the sixty (60) day period stating that special circumstances require an extension of time for a decision on the claim, in which case the period shall be extended by an additional sixty (60) days. Notice of the Committee’s decision shall be in writing, sent by mail to the Participant’s or Beneficiary’s last known address and, if the claim is denied, such notice shall (i) state the specific reasons for denial, (ii) refer to the specific provisions of the Plan upon which such denial is based, and (iii) describe any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the review procedure in Section 6.5(b), including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.
          (b) Review Procedure. A claimant is entitled to request a review of any denial of his or her claim under Section 6.5(a). The request for review must be submitted to the Committee in writing within sixty (60) days of mailing by the Committee of notice of the denial. Absent a request for review within the sixty (60) day period, the claim shall be extinguished in its entirety. The claimant or his or her representative shall be entitled to submit issues and comments orally and in writing, as well as other written documents, to the Committee. The claimant shall also be entitled to receive from the Committee, upon request and free of charge, reasonable access to and copies of all documents, records and other information relating to his or her claim. The review shall be conducted by the Committee, which shall afford the claimant a hearing and which shall render a decision in writing within sixty (60) days of a request for a review, provided that, if the Committee determines prior to the end of such sixty (60) day review period that special circumstances require an extension of time for the review and decision of the denial, the period for review and decision on the denial shall be extended by an additional sixty (60) days. The review shall take account of all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination under Section 6.5(a). The claimant shall receive written notice of the Committee’s review decision, together with specific reasons for the decision and reference to the pertinent provisions of the Plan. The claimant shall also be notified that, upon request and free of charge, the claimant can have reasonable access to and copies of all documents, records and other information relevant to his or her claim.
          Section 6.6 Performance-Based Awards.
          In the event that the Committee has designated a Cash Incentive Award to be “performance-based” compensation for purposes of Code Section 162(m), such award will be conditioned on the achievement of one or more performance measures included in the IndyMac Bancorp, Inc. 2002 Incentive Plan, as Amended and Restated, or such other incentive plan under which the award is issued. The grant of such award and the establishment of the relevant performance goals shall be made during the period required under Code Section 162(m). The Committee shall certify in writing prior to the vesting of such award that the performance goals applicable to such award, as well as any other material terms applicable to such award, were satisfied.
ARTICLE VII
BENEFICIARY DESIGNATION
     A Participant may, in the manner prescribed by the Committee, designate one or more Beneficiaries to receive the balance credited to the Participant’s Account, if any, in the event of the Participant’s death prior to full payment thereof. Such beneficiary designation may be changed by the Participant at any time without the consent of any prior Beneficiary by making a new designation in the same manner; provided, however, that no such designation shall be effective unless received by the Committee or its agent for such purpose prior to the Participant’s death. If a Participant fails to designate a Beneficiary hereunder, or if no Beneficiary survives the Participant, the Participant’s estate shall be deemed to be the Beneficiary.
ARTICLE VIII
AMENDMENT OR TERMINATION
     The Committee may amend or terminate the Plan at any time, in whole or in part, and for any reason, provided, however, that no amendment or termination shall reduce a Participant’s accumulated Deferral Account nor shall any amendment detrimentally change the terms and conditions of the Plan with respect to any deferrals made prior to such amendment unless the Committee determines that such amendment is required by law to preserve the tax deferral of such Deferral Account or otherwise to comply with Section 409A of the Code.
ARTICLE IX
GRANTOR TRUST CONTRIBUTIONS
     The Company shall make payments to the Trust in the form of cash. Any payment distribution made to a Participant or Beneficiary from the Trust shall relieve the Company and the Plan Sponsor from any further obligations under the Plan only to the extent of such payment or distribution. Notwithstanding any other provisions of the Plan, the assets of the Trust shall remain the property of the Plan Sponsor, and shall be subject to the claims of creditors in the event of bankruptcy or insolvency, as provided in the Trust agreement.
ARTICLE X
MISCELLANEOUS
     Section 10.1 Liability of the Plan Sponsor and Company; Nature of Obligation. Nothing herein shall be deemed to constitute the creation of a trust or other fiduciary relationship between the Company and any of its employees, between the Company and any other person, or between the Plan Sponsor and the Company’s employees or any other person. The Plan Sponsor and the Company shall not be considered a trustee by reason of this Plan. Participants, Beneficiaries and any other person who may have rights hereunder shall be mere unsecured general creditors of the Company and the Plan Sponsor with respect to a Participant’s Deferral Account and any Cash Incentive Award deferred or interest or shares of Stock credited hereunder, and all amounts credited to a Deferral Account shall be payable from the general assets of the Plan Sponsor or the Company, as the case may be.
     Section 10.2 Right of Set-Off. Notwithstanding any provision of the Plan to the contrary, the Plan Sponsor and the Company, as the case may be, shall have the right to reduce and offset any payment to which a Participant or Beneficiary is entitled to receive hereunder by the amount of any debt or other amount owed to the Plan Sponsor or Company, respectively, by the Participant at the time of such payment.
     Section 10.3 No Guarantee of Employment. Nothing contained herein shall require the Company or any of its affiliates to continue any person in its employ, and the Company and its affiliates shall have the right to terminate the employment of any person at any time notwithstanding the terms of the Plan.
     Section 10.4 Benefits Not Assignable. The Deferral Account of a Participant and any right or interest in any Cash Incentive Award granted or deferred hereunder, and any interest or shares of Stock credited hereunder, shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind or nature, or claim for alimony or support pursuant to a divorce decree or other court order, and any attempt to accomplish the foregoing shall be null and void.
     Section 10.5 Severability. If any particular provision of the Plan shall be found by final judgment of a court or administrative tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such illegal, invalid or unenforceable provision shall not affect any other provision of the Plan and the other provisions of the Plan shall remain in full force and effect.
     Section 10.6 Tax Withholding. Any cash amounts and shares of Stock payable hereunder shall be subject to all applicable federal, state and local tax withholding.
     Section 10.7 Headings. The headings of the several Articles and Sections of this Plan have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms of the provisions hereof.

     Section 10.8 Governing Law. To the extent not subject to ERISA, the Plan shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof.